List of Significant Subsidiaries of the Registrant

Group Company Name	Country of incorporation	Year of incorporation	Share Capital
WISeKey SA	Switzerland	1999	CHF	933,436
SEALSQ France SAS	France	2010	EUR	1,473,162
WiseTrust SA	Switzerland	1999	CHF	680,000
WISeKey ELA SL	Spain	2006	EUR	4,000,000
WISeKey SAARC Ltd	U.K.	2016	GBP	100,000
WISeKey USA Inc[1]	U.S.A	2006	USD	6,500
WISeKey India Private Ltd[2]	India	2016	INR	1,000,000
WISeKey IoT Japan KK	Japan	2017	JPY	1,000,000
SEALSQ France Taiwan Branch[3]	Taiwan	2017	TWD	100,000
WISeCoin AG	Switzerland	2018	CHF	100,000
WISeKey Equities AG	Switzerland	2018	CHF	100,000
WISeKey Semiconductors GmbH	Germany	2019	EUR	25,000
WISeKey Arabia - Information Technology Ltd	Saudi Arabia	2019	SAR	200,000.00
WISe.Art AG	Switzerland	2020	CHF	114,286
WISeKey Vietnam Ltd	Vietnam	2021	VND	689,400,000
SEALSQ Corp	British Virgin Islands	2022	USD	229,453
WISeKey (Gibraltar) Limited	Gibraltar	2022	GBP	100
WISeSat.Space AG	Switzerland	2023	CHF	100,000
SEALSQ USA Ltd	U.S.A	2024	USD	-
SEALCOIN AG	Switzerland	2024	CHF	100,000
SEALSQ Corp Swiss Branch	Switzerland	2024		N/A
Trust Protocol Association	Switzerland	2019	CHF	-

[1] 50% owned by WISeKey SA and 50% owned by WiseTrust SA
[2] 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG
[3] Formerly WISeKey IoT Taiwan